Exhibit 3.58

BYLAWS

OF

OPTIONS COMMUNITY BASED SERVICES, INC.

ARTICLE I

Records Pertaining to Share Ownership

Section 1.1. Recognition of Shareholders. Options Community Based Services, Inc. (the “Corporation”) is entitled to recognize a person registered on its books as the owner of shares of the Corporation as having the exclusive right to receive dividends and to vote those shares, notwithstanding any other person’s equitable or other claim to, or interest in, those shares.

Section 1.2. Transfer of Shares. Shares are transferable only on the books of the Corporation, subject to any transfer restrictions imposed by the Articles of Incorporation, these Bylaws, or an agreement among shareholders and the Corporation. Shares may be so transferred upon presentation of the certificate representing the shares, endorsed by the appropriate person or persons, and accompanied by (a) reasonable assurance that those endorsements are genuine and effective, and (b) a request to register the transfer. Transfers of shares are otherwise subject to the provisions of the Indiana Business Corporation Law (the “Act”) and Article 8.1 of the Indiana Uniform Commercial Code.

Section 1.3. Certificates. Each shareholder is entitled to a certificate signed (manually or in facsimile) by at least two officers of the Corporation, setting forth (a) the name of the Corporation and that it was organized under Indiana law, (b) the name of the person to whom issued, and (c) the number of shares represented. The Board of Directors shall prescribe the form of the certificate.

Section 1.4. Lost or Destroyed Certificates. A new certificate may be issued to replace a lost or destroyed certificate. Unless waived by the Board of Directors, the shareholder in whose name the certificate was issued shall make an affidavit or affirmation of the fact that his certificate is lost or destroyed, shall advertise the loss or destruction in such manner as the Board of Directors may require, and shall give the Corporation a bond of indemnity in the amount and form which the Board of Directors may prescribe.

ARTICLE II

Meetings of the Shareholders

Section 2.1. Annual Meetings. Annual meetings of the shareholders shall be held on the 2nd Friday in May of each year, or on such other date as may be designated by the Board of Directors.

Section 2.2. Special Meetings. Special meetings of the shareholders may be called from time to time by the Board of Directors. Special meetings of the shareholders shall be called upon delivery to the Secretary of the Corporation of one or more written demands for a special

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meeting of the shareholders describing the purposes of that meeting and signed and dated by the holders of at least twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at that meeting.

Section 2.3. Notice of Meetings. The Corporation shall deliver or mail written notice stating the date, time, and place of any shareholders’ meeting and, in the case of a special shareholders’ meeting or when otherwise required by law, a description of the purposes for which the meeting is called, to each shareholder of record entitled to vote at the meeting, at such address as appears in the records of the Corporation and at least ten (10), but no more than sixty (60), days before the date of the meeting. A shareholders’ meeting shall be held at such place, either in or out of the State of Indiana, as may be specified by the Board of Directors in the respective notice for such meeting.

Section 2.4. Waiver of Notice. A shareholder may waive notice of any meeting, before or after the date and time of the meeting as stated in the notice, by delivering a signed waiver to the Corporation for inclusion in the minutes. A shareholder’s attendance at any meeting, in person or by proxy (a) waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

Section 2.5. Record Date. The Board of Directors may fix a record date, which may be a future date, for the purpose of determining the shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, to vote, or to take any other action. A record date may not exceed seventy (70) days before the meeting or action requiring a determination of shareholders. If the Board of Directors does not fix a record date, the record date shall be the 10th day prior to the date of the meeting or other action.

Section 2.6. Voting by Proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder pursuant to a written appointment form executed by the shareholder or the shareholder’s duly authorized attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent of the Corporation authorized to tabulate votes. The general proxy of a fiduciary is given the same effect as the general proxy of any other shareholder. A proxy appointment is valid for eleven (11) months unless otherwise expressly stated in the appointment form.

Section 2.7. Voting Lists. After a record date for a shareholders’ meeting has been fixed, the Secretary shall prepare an alphabetical list of all shareholders entitled to notice of the meeting showing the address and number of shares held by each shareholder. The list shall be kept on file at the principal office of the Corporation or at a place identified in the meeting notice in the city where the meeting will be held. The list shall be available for inspection and copying by any shareholder entitled to vote at the meeting, or by the shareholder’s agent or attorney authorized in writing, at any time during regular business hours, beginning five (5) business days before the date of the meeting through the meeting. The list shall also be made available to any shareholder, or to the shareholder’s agent or attorney authorized in writing, at the meeting and

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any adjournment thereof. Failure to prepare or make available a voting list with respect to any shareholders’ meeting shall not affect the validity of any action taken at such meeting.

Section 2.8. Quorum; Approval. At any meeting of shareholders, a majority of the votes entitled to be cast on a matter at the meeting constitutes a quorum. If a quorum is present when a vote is taken, action on a matter is approved if the action receives the affirmative vote of a majority of the votes entitled to be cast on the action, unless a greater number is required by law, the Articles of Incorporation, or these Bylaws.

Section 2.9. Action by Consent. Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all shareholders entitled to vote on the action, and delivered to the Corporation for inclusion in the minutes. If not otherwise determined pursuant to Section 2.5, the record date for determining shareholders entitled to take action without a meeting is the date the first shareholder signs the consent to such action.

Section 2.10. Presence. Any or all shareholders may participate in any annual or special shareholders’ meeting by, or through the use of, any means of communication by which all shareholders participating may simultaneously hear each other during the meeting. A shareholder so participating is deemed to be present in person at the meeting.

Section 2.11. Place of Meetings. Meetings of the shareholders of the Corporation shall be held at such place, either in or out of the State of Indiana, as may be specified by the Board of Directors.

ARTICLE III

Board of Directors

Section 3.1. Powers and Duties. All corporate powers are exercised by or under the authority of, and the business and affairs of the Corporation are managed under the direction of, the Board of Directors, unless otherwise provided in the Articles of Incorporation.

Section 3.2. Number and Terms of Office; Qualifications. The Corporation shall have one (1) director. Directors are elected at each annual shareholders’ meeting and serve for a term expiring at the following annual shareholders’ meeting. A director who has been removed pursuant to Section 3.3 ceases to serve immediately upon removal; otherwise, a director whose term has expired continues to serve until a successor is elected and qualifies or until there is a decrease in the number of directors. A person need not be a shareholder or an Indiana resident to qualify to be a director.

Section 3.3. Removal. Unless the Articles of Incorporation state otherwise, any director may be removed with or without cause either by action of the directors, or by action of the shareholders taken at a meeting that was called for the purpose of removing the director and the notice of which states that one of the purposes of the meeting is removal of the director.

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Section 3.4. Vacancies. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the Board of Directors may fill the vacancy. If the directors remaining in office constitute fewer than a quorum of the Board, the directors remaining in office may fill the vacancy by the affirmative vote of a majority of those directors. Any director elected to fill a vacancy holds office until the next annual meeting of the shareholders and until a successor is elected and qualifies.

Section 3.5. Annual Meetings. Unless otherwise agreed by the Board of Directors, the annual meeting of the Board of Directors shall be held immediately following the annual meeting of the shareholders, at the place where the meeting of shareholders was held, for the purpose of electing officers and considering any other business which may be brought before the meeting. Notice is not necessary for any annual meeting.

Section 3.6. Regular and Special Meetings. Regular meetings of the Board of Directors may be held pursuant to a resolution of the Board of Directors establishing a method for determining the date, time, and place of those meetings. Notice is not necessary for any regular meeting. Special meetings of the Board of Directors may be held upon the call of the President or of any director and upon forty-eight (48) hours’ written or oral notice specifying the date, time, and place of the meeting. Notice of a special meeting may be waived in writing before or after the time of the meeting. The waiver must be signed by the director entitled to the notice and filed with the minutes of the meeting. Attendance at or participation in a meeting waives any required notice of the meeting, unless at the beginning of the meeting (or promptly upon the director’s arrival) the director objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 3.7. Quorum. A quorum for the transaction of business at any meeting of the Board of Directors consists of a majority of the number of directors specified in Section 3.2. If a quorum is present when a vote is taken, action on a matter is approved if the action receives the affirmative vote of a majority of the directors present.

Section 3.8. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all directors then in office. The action must be evidenced by one or more written consents describing the action taken, signed by each director, and included in the minutes. Action of the Board of Directors taken by consent is effective when the last director signs the consent, unless the consent specifies a prior or subsequent effective date.

Section 3.9. Committees. The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee may have one or more members, who serve at the pleasure of the Board of Directors. The creation of a committee and appointment of members to it must be approved by the greater of (i) a majority of all the directors in office when the action is taken, or (ii) the number of directors required under Section 3.7 to take action. All rules applicable to action by the Board of Directors apply to committees and their members. The Board of Directors may specify the authority that a committee may exercise; however, a committee may not (a) authorize distributions, except a committee may authorize or approve a reacquisition of shares if done according to a formula or method prescribed by the Board of Directors, (b) approve or propose to shareholders action that

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must be approved by shareholders, (c) fill vacancies on the Board of Directors or on any of its committees, (d) amend the Articles of Incorporation, (e) adopt, amend, or repeal these Bylaws, (f) approve a plan of merger not requiring shareholder approval, or (g) authorize or approve the issuance or sale or a contract for the sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except the Board of Directors may authorize a committee to so act within limits prescribed by the Board of Directors.

Section 3.10. Presence. The Board of Directors may permit any or all directors to participate in any annual, regular, or special meeting by any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director so participating is deemed to be present in person at the meeting.

Section 3.11. Compensation. Each director shall receive such compensation for service as a director as may be fixed by the Board of Directors.

ARTICLE IV

Officers

Section 4.1. Officers. The Corporation shall have a President, a Secretary, a Treasurer, and such assistant officers as the Board of Directors or the President designates. The same individual may simultaneously hold more than one office.

Section 4.2. Terms of Office. Officers are elected at each annual meeting of the Board of Directors and serve for a term expiring at the following annual meeting of the Board of Directors. An officer who has been removed pursuant to Section 4 ceases to serve as an officer immediately upon removal; otherwise, an officer whose term has expired continues to serve until a successor is elected and qualifies.

Section 4.3. Vacancies. If a vacancy occurs among the officers, the Board of Directors may fill the vacancy. Any officer elected to fill a vacancy holds office until the next annual meeting of the Board of Directors and until a successor is elected and qualifies.

Section 4.4. Removal. Any officer may be removed by the Board of Directors at any time with or without cause.

Section 4.5. Compensation. Each officer shall receive such compensation for service in office as may be fixed by the Board of Directors.

Section 4.6. President. The President is responsible for managing and supervising the affairs and personnel of the Corporation, subject to the general control of the Board of Directors. The President presides at all meetings of shareholders and directors. The President, or proxies appointed by the President, may vote shares of other corporations owned by the Corporation. The President has authority to execute powers of attorney appointing other corporations, partnerships, or individuals as the agents of the Corporation, subject to law, the Articles of Incorporation, and these Bylaws. The President has such other powers and duties as the Board of Directors may from time to time prescribe.

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Section 4.7. Secretary. The Secretary is responsible for (a) attending all meetings of the shareholders and the Board of Directors, (b) preparing true and complete minutes of the proceedings of all meetings of the shareholders, the Board of Directors, and all committees of the Board of Directors, (c) maintaining and safeguarding the books (except books of account) and records of the Corporation, and (d) authenticating the records of the Corporation. If required, the Secretary attests the execution of deeds, leases, agreements, powers of attorney, certificates representing shares of the Corporation, and other official documents by the Corporation. The Secretary serves all notices of the Corporation required by law, the Board of Directors, or these Bylaws. The Secretary has such other duties as the Board of Directors may from time to time prescribe.

Section 4.8. Treasurer. The Treasurer is responsible for (a) keeping correct and complete books of account which show accurately at all times the financial condition of the Corporation, (b) safeguarding all funds, notes, securities, and other valuables which may from time to time come into the possession of the Corporation, and (c) depositing all funds of the Corporation with such depositories as the Board of Directors shall designate. The Treasurer shall furnish at meetings of the Board of Directors, or when otherwise requested, a statement of the financial condition of the Corporation. The Treasurer has such other duties as the Board of Directors may from time to time prescribe.

Section 4.9. Assistant Officers. The Board of Directors or the President may from time to time designate and elect assistant officers who shall have such powers and duties as the officers whom they are elected to assist specify and delegate to them, and such other powers and duties as the Board of Directors or the President may from time to time prescribe. An Assistant Secretary may, during the absence or disability of the Secretary, discharge all responsibilities imposed upon the Secretary of the Corporation, including, without limitation, attest the execution of all documents by the Corporation.

ARTICLE V

Indemnification

Section 5.1. Definitions. Terms defined in chapter 37 of the Indiana Business Corporation Law (Ind. Code §§ 23-1-37-1, et seq.) which are used in this Article V as they have in such Chapter of the Indiana Business Corporation Law.

Section 5.2. Indemnification of Directors and Officers. The Corporation shall indemnify any person made or threatened to be made a party to any action, suit, or proceeding, whether civil or criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he or she, his or her testator, or his or her intestate is or was a director or officer of the Corporation or of any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, which he or she served as such at the request of the Corporation (any such person made or threatened to be made such a party is hereinafter termed a “Qualifying Person”), against liability and the reasonable expenses, including attorneys’ fees, actually incurred by him or her in connection with such action, suit, or proceeding, or in connection with any appeal therein, if: (i) his or her conduct was in good faith; (ii) he or she reasonably believed (a) in the case of conduct in his or

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her official capacity with the Corporation, that his or her conduct was in the Corporation’s best interests, and (b) in all other cases, that his or her conduct was at least not opposed to the Corporation’s best interests; and (iii) in the case of any criminal proceeding, he or she (a) had reasonable cause to believe his or her conduct was lawful, or (b) had no reasonable cause to believe his or her conduct was unlawful.

Section 5.3. Other Employees Or Agents of the Corporation. The Corporation may, in the discretion of the Board of Directors, fully or partially provide the same rights of indemnification and reimbursement as hereinabove provided for directors and officers of the Corporation to other individuals who are or were employees or agents of the Corporation or who are or were serving at the request of the Corporation as employees or agents of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity whether or not for profit.

Section 5.4. Non-Exclusive Provision. The indemnification authorized under this Article V is in addition to all rights to indemnification granted by Chapter 37 of the Indiana Business Corporation Law (Ind. Code. §§ 23-1-37-1, et seq.) and in no way limits the indemnification provisions of such Chapter.

Section 5.5. Insurance. The Corporation may purchase and maintain insurance on behalf of an individual:

(a)	who is a director, officer, employee, or agent of the Corporation, or

(b)	who, while a director, officer, employee, or agent of the Corporation, serves at the Corporation’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify or advance expenses to him or her against the same liability under these Bylaws or the Code.

Section 5.6. Witness Fees. Nothing in these Bylaws shall limit the Corporation’s power to pay or reimburse expenses incurred by a director or officer in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party.

Section 5.7. Report to Shareholders. To the extent and in the manner required by the Code from time to time, if the Corporation indemnifies or advances expenses to a director or officer in connection with a proceeding by or in the right of the Corporation, the Corporation shall report the indemnification or advance to the shareholders.

Section 5.8. Effect of Amendments. No amendment, modification, or rescission of these Bylaws, or any provision of the Bylaws, the effect of which would diminish the rights to indemnification or advancement of expenses as set forth herein shall be effective as to any person with respect to any action taken or omitted by such person prior to such amendment, modification or rescission.

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ARTICLE VI

Miscellaneous

Section 6.1. Records. The Corporation shall keep as permanent records minutes of all meetings of the shareholders, the Board of Directors, and all committees of the Board of Directors, and a record of all actions taken without a meeting by the shareholders, the Board of Directors, and all committees of the Board of Directors. The Corporation or its agent shall maintain a record of the shareholders in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order showing the number of shares held by each. The Corporation shall maintain its records in written form or in a form capable of conversion into written form within a reasonable time. The Corporation shall keep a copy of the following records: (a) the Articles of Incorporation then currently in effect, including all amendments, (b) the Bylaws then currently in effect, including all amendments, (c) all resolutions adopted by the Board of Directors, (d) minutes of all shareholders’ meetings, and records of all actions taken by shareholders without a meeting, for the past three (3) years, (e) all written communications to shareholders generally during the past three (3) years, including annual financial statements furnished upon request of the shareholders, (f) a list of the names and business addresses of the current directors and officers, and (g) the most recent annual report filed with the Indiana Secretary of State.

Section 6.2. Execution of Contracts and Other Documents. Unless otherwise authorized or directed by the Board of Directors, all written contracts and other documents entered into by the Corporation shall be executed on behalf of the Corporation by the Secretary or President.

Section 6.3. Accounting Year. The accounting year of the Corporation begins on January 1st of each year and ends on the December 31st immediately following.

Section 6.4. Corporate Seal. The Corporation has no seal.

ARTICLE VII

Amendment

These Bylaws may be amended or repealed only by the Board of Directors. The affirmative vote of a majority of all the directors is necessary to amend or repeal these Bylaws.

Dated: July 10, 2007

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